Exhibit 99
	For Release:	July 2, 2015
	Contact:	Amy Rutledge
Manager – Corporate Communications
218-723-7400
arutledge@allete.com
NEWS

ALLETE Clean Energy acquires Pennsylvania wind facility

Duluth, Minn.-ALLETE Clean Energy (ACE), a wholly-owned subsidiary of ALLETE, Inc. (NYSE: ALE), has closed on the purchase of a 100.5-megawatt (MW) Pennsylvania wind farm from The AES Corporation (AES).

ACE acquired the wind facility near Troy, Pennsylvania, called Armenia Mountain from AES and a non-controlling interest from a minority shareholder for a total of $108 million, plus the assumption of existing debt.

ALLETE Clean Energy exercised an option to purchase the facility on April 1 and signed a purchase agreement with AES on April 30.

Located in the busy PJM electricity market near the New York-Pennsylvania border, Armenia Mountain consists of 67 General Electric turbines installed in 2009. All of the facility’s energy output is sold through existing power purchase agreements that extend through 2025. It is the seventh wind facility in ACE’s portfolio. The company will operate the facility and the 11 onsite employees have been hired by ACE.

“We look forward to entering the vibrant Eastern U.S. market for renewable energy,” said ALLETE Clean Energy President Eric Norberg. “We want to build upon our operational and entrepreneurial experience to add strategic locations.”

ACE was established in 2011 to acquire or develop capital projects to create energy solutions by way of wind, solar, biomass, hydro, natural gas, shale resources, clean coal technology and other emerging energy innovations. ALLETE’s combined portfolio of operating wind assets controlled by ACE and Minnesota Power now totals more than 1,000 MW.

“This latest acquisition further builds momentum at our clean energy subsidiary and demonstrates that ALLETE continues to effectively execute its multi-year, multi-faceted growth strategy as the market evolves and our company answers the call of the nation’s changing energy landscape,” said Alan R. Hodnik, ALLETE chairman, president and CEO.

ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth, BNI Coal in Center, North Dakota, U.S. Water Services in St. Michael, Minnesota, and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE Clean Energy 30 West Superior Street, Suite 200, Duluth, Minnesota 55802
www.allete.com